UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2007

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 5, 2007, Viacom Inc. (“Viacom”) entered into an amendment to the employment agreement of Michael D. Fricklas, Viacom’s Executive Vice President, General Counsel and Secretary. The amendment extends Mr. Fricklas’ term of employment to May 31, 2010, and restructures his compensation arrangement to reduce guaranteed compensation in favor of performance-based compensation. The key components of the amendment are as follows:

•

Mr. Fricklas’ salary will be reduced to $1 million per year from the current $1,513,200 (which includes $250,000 of deferred compensation which is being eliminated). He will be eligible to receive annual merit increases on January 1 of each year.

•	Mr. Fricklas’ target performance-based annual cash bonus under Viacom’s Senior Executive Short-Term Incentive Plan will be increased to $1.55 million from $1,513,200.
•

Mr. Fricklas will be eligible to receive annual grants of equity compensation with a target value of $3 million, consisting of a combination of stock options, performance-share units, restricted share units (RSUs) and/or other awards as determined by the Chief Executive Officer and the Compensation Committee. In addition, on March 15, 2007, he will receive a one-time grant of RSUs with a value of $2.5 million determined on the date of grant. The RSUs will vest in three equal annual installments beginning on May 31, 2008.

•

Mr. Fricklas’ agreement further provides that the maximum amount payable with respect to salary and bonus in the event of his termination for “good reason” or without cause is two times his then current base salary and target bonus plus any amounts that have been accrued and unpaid as of the date of termination.

Mr. Fricklas’ employment agreement is filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q of CBS Corporation for the quarter ended September 30, 2000, as amended by an Amendment dated April 1, 2003 (Exhibit 10(a) to the Quarterly Report of CBS Corporation for the quarter ended March 31, 2003) and a Letter Agreement dated April 12, 2005 (Exhibit 10.1 to the Current Report on Form 8-K of CBS Corporation filed April 15, 2005).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Philippe P. Dauman
	Name:	Philippe P. Dauman
	Title:	President and Chief Executive Officer

Date:	March 8, 2007

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